UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

ATLANTIC COAST FEDERAL CORPORATION
(Exact name of Registrant as specified in its charter)

Federal	000-50962	59-3764686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Haines Avenue, Waycross, Georgia 31501
 (Address of principal executive offices)

(800) 342-2824
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           As part of its expense reduction initiatives, on May 8, 2009, Atlantic Coast Federal Corporation (the “Company”) terminated the following nonqualified deferred compensation plans: (1) the 2005 Amended and Restated Director Retirement Plan; (2) the Amended and Restated Supplemental Executive Retirement Plan (covering certain mid-level executives); (3) the Second Amended and Restated Supplemental Retirement Agreement for Robert J. Larison, Jr.; (4) the Amended and Restated Supplemental Retirement Agreement for Carl W. Insel; (5) the Supplemental Retirement Agreement for Jon C. Parker, Sr. (deceased); and (6) the Supplemental Retirement Agreement for Thomas B. Wagers, Sr. On December 11, 2009 as an action to increase capital in its banking subsidiary, the Company reinstated the supplemental executive retirement plans  with significant changes to the vesting and value of the benefits under the plans (with the exception of the plan for Mr. Parker) which will permit the Company to reverse previous costs associated with the plans totaling approximately $3.0 million in the fourth quarter of 2009. A press release dated December 17, 2009, describing the above actions is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Under the terminated plans, distributions would not have been made before May 8, 2010 and would have been completed no later than May 8, 2011, but in the interim, benefits would continue to accrue.  The estimated payments for the accrued benefit for each of Messrs. Larison’s, Wagers’ and Insel’s agreements are $1,528,000, $418,000 and $387,000, respectively, under the terminated plans.  The estimated payment for the accrued benefit for each of the termination of the Director Retirement Plan and the Amended and Restated Executive Retirement Plan is $258,000 and $592,000.

Under the reinstated plans for Messrs. Larison, Wagers and Insel, the amount of each executive’s benefit is the sum of (1) the prior benefit component under the terminated plan; (2) the stock award component (i.e., the number of shares of Company stock awarded to the executive under the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan held by the executive on December 11, 2009); and (3) the stock ownership component (i.e., the number of shares of Company stock directly or beneficially owned by the executive as of December 11, 2009, excluding vested stock options) then multiplying that total by either (A) (1) the initial offered price of the common stock of a newly formed successor corporation that is issued in connection with a second-step conversion of the Company and further multiplying that amount by (2) the exchange ratio (i.e., the ratio used to determine the number of shares of common stock in a successor corporation each outstanding share of Company stock will be exchanged for in a second-step conversion of the Company); or (B) the fair market value of the Company Stock as of the date of the executive’s death, disability, involuntary termination of employment or change in control, if such death, disability, involuntary termination of employment or change in control occurs before the closing of a second-step conversion of the Company.

Messrs. Larison, Wagers and Insel will each become vested in their plan benefits upon the earliest to occur of (1) the closing date of a second-step conversion of the Company; (2) his involuntary termination of employment other than for cause; (3) a change in control; (4) his death; (5) his disability; or (6) the date the administrator of the plan (as appointed by the Company’s Board of Directors), in its sole discretion, accelerates vesting.

Following vesting, Messrs. Larison, Wagers and Insel will each be paid upon the earliest of (1) involuntary termination of employment other than for cause; (2) disability; (3) death; (4) change in control; or (5) attainment of the normal retirement date stated in the plan.  Mr. Larison’s normal retirement date is February 9, 2012, Mr. Wager’s normal retirement date is January 1, 2014, and Mr. Insel’s normal retirement date is attainment of age 55.  Benefits are paid as a cash lump sum within 30 days after the change in control, but otherwise are paid in 180 monthly installments starting on the first day of the month after the date of the payment triggering event, subject to a six month delay if the employee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended.

Similar changes were made to the reinstated Atlantic Coast Bank 2005 Amended and Restated Director Retirement Plan and to the Atlantic Coast Bank Amended and Restated Supplemental Executive Retirement Plan, except the benefits for participants in the latter plan are calculated only with respect to their accrued benefits under the prior version of that plan, without including their Company stock ownership.

The termination of Mr. Parker’s plan has been reversed, such that benefits will be paid out under the terms of the original plan.

Effective on December 11, 2009, Atlantic Coast Bank (the “Bank”), the wholly owned subsidiary of the Company, entered into a new employment agreement with its President and Chief Executive Officer, Robert J. Larison, Jr. (the “Agreement”).  This Agreement supercedes Mr. Larison’s existing agreement.  The Agreement provides for a three-year term with an initial salary of $250,000.  In addition to the base salary, the Agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees.  Upon each anniversary date of the Agreement, the term may be extended for an additional year subject to the board of directors conducting a performance review of Mr. Larison and approving such renewal.  Under the Agreement, Mr. Larison’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Larison’s termination or resignation will entitle him to payments of severance benefits following termination of employment.  Mr. Larison will be entitled to severance benefits under the Agreement in the event (A) his employment is involuntarily terminated (for reasons other than cause, death, disability or retirement) or (B) he resigns during the term of the agreement within two years after any of the following events: (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a material change in his functions, duties or responsibilities, which change would cause his position to become of lesser responsibility, importance or scope of authority, (iii) a material reduction in his salary or benefits other than as part of an employee wide reduction, (iv) a relocation of his principal place of employment by more than 50 miles from either Waycross, Georgia or Jacksonville, Florida or (v) a material breach of the Agreement by the Bank, which would entitle him to a severance payment equal to three times his highest annual rate of base salary at any time during the term of the Agreement and three times his highest annual bonus and non-equity compensation received during the latest three calendar years prior to the termination.  In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, disability and non-taxable medical and dental insurance coverage for such period. Notwithstanding any provision to the contrary in the Agreement, payments under the Agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

On December 11, 2009, the Bank also entered into a Non-Compete and Non-Solicitation Agreement with Mr. Larison, which provides that, in order to protect the business, trade secrets and other confidential and proprietary information of the Bank and Company known to Mr. Larison following his termination of employment for any reason other than cause (as defined in his employment agreement), for a period of two years following such termination of employment, (i) Mr. Larison will not directly or indirectly solicit any officer or employee to terminate their employment with the Bank or the Company; (ii) Mr. Larison will not accept employment or become affiliated with any competitor of the Bank or the Company in the same geographic locations where the Bank or the Company has material business interests; and (ii) Mr. Larison will not solicit or cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

No later than 30 days after such termination of Mr. Larison’s employment, the Bank or the Company shall pay Mr. Larison a cash lump sum equal to two times (i) the highest annual rate of base salary (as defined in Mr. Larison’s employment agreement) paid to him at any time under the employment agreement and (ii) the highest annual bonus and non-equity incentive compensation (as defined in the employment agreement) paid to him over the most recent two calendar years prior to the termination of employment; provided, however, that any payment owed to Mr. Larison under the Non-Compete and Non-Solicitation Agreement shall be reduced by an amount equal to the amount of any severance pay that Mr. Larison receives under his employment agreement upon an “event of termination” (as defined in the employment agreement).  Payment may be delayed six months in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, if Mr. Larison is a “specified employee” of the Company as defined in Code Section 409A.

The Atlantic Coast Bank 2005 Amended and Restated Director Retirement Plan, the Atlantic Coast Bank Amended and Restated Supplemental Executive Retirement Plan, the Third Amended and Restated Supplemental Retirement Agreement for Robert J. Larison, Jr., the Second Amended and Restated Supplemental Retirement Agreement for Carl W. Insel, the Amended and Restated Supplemental Retirement Agreement for Thomas B. Wagers, Sr., the Employment Agreement between Atlantic Coast Bank and Robert J. Larison, Jr. and the Non-Compete and Non-Solicitation Agreement between Atlantic Coast Bank and Robert J. Larison, Jr. are attached as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7, respectively to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit 10.1: Atlantic Coast Bank 2005 Amended and Restated Director Retirement Plan Exhibit 10.2: Atlantic Coast Bank Amended and Restated Supplemental Executive Retirement Plan
Exhibit 10.3: Third Amended and Restated Supplemental Retirement Agreement for Robert J. Larison, Jr.
Exhibit 10.4: Second Amended and Restated Supplemental Retirement Agreement for Carl W. Insel
Exhibit 10.5: Amended and Restated Supplemental Retirement Agreement for Thomas B. Wagers, Sr.
Exhibit 10.6: Employment Agreement between Atlantic Coast Bank and Robert J. Larison, Jr.
Exhibit 10.7: Non-Compete and Non-Solicitation Agreement between Atlantic Coast Bank and Robert J. Larison, Jr.
Exhibit 99.1: Press Release dated December 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FEDERAL CORPORATION

Date: December 17, 2009	By:	/s/ Robert J. Larison, Jr.
Robert J. Larison, Jr. President and Chief Executive Officer (Duly Authorized Representative)